EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

April 13, 2004

ROTONICS MANUFACTURING INC. ANNOUNCES THIRD QUARTER RESULTS

NET SALES INCREASED 15.1% FOR THREE MONTHS AND 7.2% FOR NINE MONTHS

THIRD QUARTER EARNINGS INCREASED 265%

Gardena, California (April 13, 2004) = Rotonics Manufacturing Inc. -  (ASE:RMI) announces today earnings of $375,700, or three cents per common share, on net sales of $10,036,100 for the third quarter ended March 31, 2004 compared to earnings of $102,800, or one cent per common share, on net sales of $8,720,800 for the same period last year.  We continue to realize momentum in our marketplace. This positive trend has been instrumental in the 15.1% gain in our third quarter sales volumes compared to the same period last year and the 9.9% increase in sales volumes compared to our quarter ended December 31, 2003.  All of our product groups have posted improvements during the current period with the most notable being refuse products which are up 25.6%, industrial products are up 25.3% and contract manufacturing products are up 10.6%.  We have also sustained a steady increase in our backlog over the last several months, which further indicates a positive sales trend for the remaining portion of fiscal 2004.

The increase in net sales for the current quarter has had a positive impact on our overall operating results for the third quarter.  Even though material costs remain higher by 4.3% in comparison to the same period last year, management is pleased that it has been able to mitigate this cost as well as increases in natural gas and insurance costs.  As a result, our gross margin improved during the quarter and net income was up by $272,900.

For the nine months ended March 31, 2004, we reported net income of $479,800, or four cents per common share, on net sales of $28,040,400 compared to net income of $663,400, or five cents per common share, on net sales of $26,146,100 for the same period last year.  Again, we are pleased with the improvements in our marketplace during the last several months, which has helped spur sales growth in the majority of our product groups.  Although we have made big strides in the third quarter, we still have some ground to make-up the overall 4.9% increase in material costs as well as the $250,000 increase in natural gas and workers compensation insurance costs incurred during the current year.  In the near term, we still do not foresee any external relief from these costs and as such will remain vigilant in our efforts to offset these rising costs during the balance of fiscal 2004.

Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003

Net sales	$10,036,100	$8,720,800	$28,040,400	$26,146,100

Income before taxes	$625,800	$230,500	$795,300	$1,131,800

Income tax provision
Current	(274,000)	(90,600)	(360,800)	(449,900)
Deferred	23,900	(37,100)	45,300	(18,500)
	(250,100)	(127,700)	(315,500)	(468,400)

Net income	$375,700	$102,800	$479,800	$663,400

Income per common share
Basic/diluted:
Net income per common share	$.03	$.01	$.04	$.05

Stockholders’ Equity (1)			$16,913,300	$17,185,300
Net book value per common share (2)			$1.41	$1.38
Common shares outstanding as of March 31,			$11,986,691	$12,423,117

(1)          Net of treasury stock acquired and subsequently retired amounting to $671,300 and $229,800 for the nine months ended March 31, 2004 and 2003, respectively.

(2)          Computed on the basis of the actual number of common shares outstanding as of March 31, 2004 and 2003, respectively.